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     EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                          December 31, 1996
                                                                      For the three months                For the nine months
                                                                       ended December 31,                  ended December 31,
                                                                   1996                 1995             1996             1995


Primary net income per common share:

     Net income                                                   $1,145,073          $471,427          $772,820        $832,321
     Assumed interest income net of tax effect under modified
       treasury stock method (a)                                      32,764                              84,426
w                                                                 ----------         ---------        ----------      ----------
          Net income available to common shareholders             $1,177,837          $471,427          $857,246        $832,321

     Weighted average common shares outstanding                    3,531,987         3,531,987         3,531,987       3,529,120
     Net effect of dilutive common equivalent shares based on
       the treasury stock method using average market price
       (modified treasury stock method for 1996) (a)                 377,603           251,312           377,603         221,726
                                                                  ----------         ---------        ----------      ----------
          Total                                                    3,909,590         3,783,299         3,909,590       3,750,846
                                                                  ----------         ---------        ----------      ----------

               Primary net income per common share                     $0.30             $0.12             $0.22           $0.22


Fully diluted net income per common share:

     Net income                                                   $1,145,073          $471,427          $772,820         $832,321
          Assumed interest income net of tax effect under
          modified treasury stock method (a)                          32,764                              84,426
                                                                  ----------         ---------        ----------      ----------
          Net income available to common shareholders             $1,177,837          $471,427          $857,246         $832,321

     Weighted average common shares outstanding                    3,531,987         3,531,987         3,531,987        3,529,120
     Net effect of dilutive common equivalent shares based
       on the treasury stock method using period-end market
       price, if higher than average market price (modified
       treasury stock method for 1996) (a)                           377,603           251,312           377,603          221,726
                                                                  ----------         ---------        ----------      ----------
          Total                                                    3,909,590         3,783,299         3,909,590        3,750,846
                                                                  ----------         ---------        ----------      ----------

               Fully diluted net income per common share (a)           $0.30             $0.12             $0.22            $0.22

(a)  Improvements of earnings per common share have not been taken into account
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